Exhibit 99.1

Cassava Sciences Appoints Dawn C. Bir to the Board of Directors

AUSTIN, TX, October 22, 2025 (GLOBENEWSWIRE) – Cassava Sciences, Inc. (NASDAQ: SAVA, “Cassava”, the “Company”), a biotechnology company focused on developing novel, investigational treatments for central nervous system (CNS) disorders such as Tuberous Sclerosis Complex (TSC)-related epilepsy, today announced the appointment of Ms. Dawn C. Bir to its Board of Directors (the Board).

Dawn Bir is a seasoned biopharmaceutical executive and board member with a track record of contributing to the successful development and value creation for pre-commercial and commercial biotechnology and life science companies including Reata Pharmaceuticals, Inc. (acquired by Biogen Inc.), Geron Corporation, and Soleno Therapeutics, Inc.

Claude Nicaise, MD, Chairman of the Board of Cassava shared, “We are delighted to welcome Dawn to the Board at this pivotal time for Cassava. Her commitment to building shareholder value will be a great asset to the Board and the Company, and we look forward to her contributions.”

Rick Barry, President and Chief Executive Officer of Cassava commented, “As Cassava prepares to initiate our first clinical study for simufilam in TSC-related epilepsy in the first half of 2026, we believe it is important to augment our Board with additional strategic capabilities. Dawn’s track record of forging influential relationships with market stakeholders and creating a clear line of sight from the clinic to commercialization will be invaluable to Cassava as we advance the TSC-related epilepsy program.”

Dawn Bir, Independent Director, Cassava noted, “The profound need to deliver a transformative new therapy for TSC-related epilepsy is a powerful ‘call to act’. With Cassava’s first clinical study for simufilam in TSC-related epilepsy on the horizon, I am thrilled to work with Rick and Cassava’s dedicated management team and Board to guide our business and clinical strategies and help bring this much-needed potential treatment to patients and families.”

Dawn Bir has built a career leading biotech companies through critical inflection points—from clinical development to successful commercialization—contributing to significant company growth and industry-defining exits. Ms. Bir currently serves as a Non-Executive Board Director for Geron Corporation (GERN) and Soleno Therapeutics, Inc. (SLNO). Most recently, Ms. Bir served as Interim President and Chief Executive Officer of Geron Corporation, and as Executive Vice President and Chief Commercial Officer at Reata Pharmaceuticals, where she played a key executive leadership role leading up to its acquisition by Biogen. Prior to that, she was Vice President of Sales at Pharmacyclics, LLC, contributing to the commercial success that preceded its acquisition by AbbVie, Inc. Earlier in her career, Ms. Bir held roles of increasing responsibility at industry leaders including McKesson Corporation, Genentech (now part of Roche Holdings AG), and Bristol-Myers Squibb Company. Ms. Bir holds a B.S. in Biology from Binghamton University.

About Cassava Sciences, Inc.

Cassava Sciences, Inc. (NASDAQ: SAVA), is a biotechnology company focused on developing novel, investigational treatments, including simufilam, for central nervous system disorders, such as Tuberous Sclerosis Complex (TSC)-related epilepsy, and potentially other indications. Simufilam is a proprietary, investigational oral small molecule believed to modulate activity of the filamin A protein, which regulates diverse aspects of neuronal development1. The Company is based in Austin, Texas.

For more information, please visit: https://www.CassavaSciences.com

References:

1.

Zhang L, Bartley CM, Gong X, Hsieh, LS.; LinTV, Feliciano DM, Bordey A. "MEK-ERK1/2-Dependent FLNA Overexpression Promotes Abnormal Dendritic Patterning in Tuberous Sclerosis Independent of mTOR. Neuron (2014) 84 (1), 78-91.  DOI: 10.1016/j.neuron.2014.09.009

For More Information Contact:

Investors
Sandya von der Weid
svonderweid@lifesciadvisors.com

Company
Eric Schoen, Chief Financial Officer
(512) 501-2450
ESchoen@CassavaSciences.com
IR@cassavasciences.com

Cautionary Note Regarding Forward-Looking Statements:

This news release contains forward-looking statements that may include but are not limited to statements regarding: the timing and plans to conduct clinical studies with simufilam in H1 2026, the potential for simufilam as a treatment for TSC-related epilepsy and other potential indications, the timing of anticipated milestones, and the expected impact of the new Board member’s appointment. These statements may be identified by words such as “anticipate”, “before”, “believe”, “could”, “expect”, “forecast”, “intend”, “may”, ”pending”, “plan”, “possible”, “potential”, “prepares for”, “will”, and other words and terms of similar meaning.

Such statements are based on our current expectations and projections about future events. Such statements speak only as of the date of this news release and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those risks relating to the ability to advance preclinical studies related to TSC-related epilepsy, and other potential indications, the ability to successfully carry out the Company’s obligations under the Yale License Agreement, the ability to initiate an initial proof-of-concept study of simufilam in TSC-related epilepsy, and other risks inherent in drug discovery and development or specific to Cassava Sciences, Inc., as described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10‑Q for the period ended June 30, 2025, and subsequent reports to be filed with the SEC. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from expectations in any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in this news release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, we disclaim any intention or responsibility for updating or revising any forward-looking statements. For further information regarding these and other risks related to our business, investors should consult our filings with the SEC, which are available on the SEC's website at www.sec.gov.

All of our pharmaceutical assets under development are investigational product candidates. These have not been approved for use in any medical indication by any regulatory authority in any jurisdiction and their safety, efficacy or other desirable attributes, if any, have not been established in any patient population. Consequently, none of our product candidates is approved or available for sale anywhere in the world.

Our clinical results from earlier-stage clinical trials or preclinical studies may not be indicative of future results from later-stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or any scientific data we present or publish.

We are in the business of new drug discovery and development. Our research and development activities are long, complex, costly and involve a high degree of risk. Holders of our common stock should carefully read our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q in their entirety, including the risk factors therein. Because risk is fundamental to the process of drug discovery and development, you are cautioned to not invest in our publicly traded securities unless you are prepared to sustain a total loss of the money you have invested.